Exhibit 99.1

News Release
NYSE:MYE

Contact:

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Reports 2016 First Quarter Results

First quarter adjusted EPS increased to $0.21 and gross margin improved by 260 basis points

May 2, 2016, Akron, Ohio - Myers Industries, Inc. (NYSE: MYE) today announced results for the first quarter ended March 31, 2016.

Highlights – First Quarter 2016

•	Income per diluted share from continuing operations decreased to a loss of $(0.11) compared to a profit of $0.08 for the first quarter of 2015

•	Adjusted income per diluted share from continuing operations increased 75% to $0.21 compared to $0.12 for the first quarter of 2015

•	Net sales decreased 3.3% (or 1.3% organic) compared to the first quarter of 2015

•	Gross profit margin increased 260 basis points to 31.9% year-over-year

•	First quarter 2016 included estimated non-cash impairment charges of $8.5 million related to goodwill and other long-lived assets in Brazil and severance and other charges of $2.0 million related to the departure of the Chief Financial Officer

President and Chief Executive Officer Dave Banyard commented, “First quarter sales were in line with our expectations. Operational improvements and the impact of favorable input costs contributed to the strong improvement in gross profit margin and a 75% adjusted earnings per share increase during the quarter. For the remainder of fiscal year 2016, we will continue to focus on executing on commercial growth initiatives in each of our businesses and developing an enterprise strategy that positions us for growth.”

Summary

	Quarter Ended March 31,
	2016	2015	% Increase (Decrease)
	(Dollars in thousands, except per share data)
Net sales	$151,205	$156,348	(3.3)%
Gross profit	$48,171	$45,757	5.3%
Gross profit margin	31.9%	29.3%
Operating income	$1,129	$6,716	(83.2)%
Income (loss) from continuing operations:
Income (loss)	$(3,336)	$2,622	(227.2)%
Income (loss) per diluted share	$(0.11)	$0.08	(237.5)%

Operating income as adjusted(1)	$11,685	$8,666	34.8%
Income from continuing operations as adjusted(1):
Income	$6,186	$3,835	61.3%
Income per diluted share	$0.21	$0.12	75.0%

(1)	Details regarding the adjusted charges are provided on the Reconciliations of Non-GAAP Financial Measures included in this release.

Segment Results

The results below are as adjusted and exclude impairment and other unusual pre-tax charges as detailed on the Reconciliation of Non-GAAP Financial Measures included in this release.

Net sales in the Material Handling Segment for the first quarter of 2016 were down 3% (or flat organic) vs. the first quarter of 2015. Strength in the vehicle end market was offset by significant declines in the Brazil business. The segment’s adjusted operating income was $16.0 million for the first quarter of 2016 compared to $13.5 million for the first quarter of 2015, primarily due to favorable input costs and operational cost improvements.

Net sales in the Distribution Segment for the first quarter of 2016 were down 4% vs. the first quarter of 2015. The decline was the result of lower sales productivity due to the implementation of a new sales team initiative during the quarter. The segment’s adjusted operating income was $2.5 million for the first quarter of 2016 compared to $3.5 million for the first quarter of 2015.

2016 Outlook

The Company continues to anticipate that total revenue will be flat to down low-single digits on a constant currency basis in fiscal year 2016 as the impacts of softer demand conditions persist across certain of its end markets.

Conference Call Details

The Company will host an earnings conference call and webcast for investors and analysts on Monday, May 2, 2016 at 10:00 a.m. ET. The call is anticipated to last approximately one hour and may be accessed at (877) 407-8033. Callers are asked to sign on at least five minutes in advance. A live and archived webcast of the conference call can be accessed from the Investor Relations section of the Company’s website at www.myersindustries.com. Click on the Investor Relations tab to access the webcast. Webcast attendees will be in a listen-only mode. An archived telephone replay of the call will also be available on the site shortly after the event. To listen to the telephone replay, callers should dial: (US) 877-660-6853 or (Int’l) 201-612-7415. The replay passcode is Conference ID #13635307.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “goal”, “view” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available on the Securities and Exchange Commission’s public reference facilities and its website at www.sec.gov, and on the Company’s Investor Relations section of its website at www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in thousands, except share data)

	Quarter Ended
	March 31, 2016	March 31, 2015
Net sales	$151,205	$156,348
Cost of sales	103,034	110,591

Gross profit	48,171	45,757
Selling, general and administrative expenses	38,497	39,041
Impairment charges	8,545	—

Operating income	1,129	6,716
Interest expense, net	2,019	2,702

Income (loss) from continuing operations before income taxes	(890)	4,014
Income tax expense (benefit)	2,446	1,392

Income (loss) from continuing operations	$(3,336)	$2,622
Income (loss) from discontinued operations, net of income taxes	$(57)	$2,617

Net income (loss)	$(3,393)	$5,239

Income (loss) per common share from continuing operations:
Basic	$(0.11)	$0.08
Diluted	$(0.11)	$0.08
Income (loss) per common share from discontinued operations:
Basic	$—	$0.08
Diluted	$—	$0.08
Net income (loss) per common share:
Basic	$(0.11)	$0.16
Diluted	$(0.11)	$0.16
Weighted average common shares outstanding:
Basic	29,547,514	31,026,468
Diluted	29,547,514	31,370,712

MYERS INDUSTRIES, INC.

SALES AND EARNINGS BY SEGMENT (UNAUDITED)

(Dollars in thousands)

	Quarter Ended March 31,
	2016	2015	% Change
Net Sales
Material Handling	$109,024	$112,280	(2.9)%
Distribution	42,221	44,105	(4.3)%
Inter-company Sales	(40)	(37)	—

Total	$151,205	$156,348	(3.3)%

Operating Income
Material Handling	$7,441	$13,407	(44.5)%
Distribution	2,536	3,491	(27.4)%
Corporate	(8,848)	(10,182)	—

Total	$1,129	$6,716	(83.2)%

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

OPERATING INCOME BY SEGMENT (UNAUDITED)

(Dollars in thousands, except per share data)

	Quarter Ended March 31,
	2016	2015
Material Handling
Operating income as reported	$7,441	$13,407
Asset impairments	8,545	—
Restructuring expenses and other adjustments	—	91

Operating income as adjusted	15,986	13,498

Distribution
Operating income as reported	2,536	3,491
Severance	—	53

Operating income as adjusted	2,536	3,544

Corporate Expense
Corporate expense as reported	(8,848)	(10,182)
CFO severance related costs	2,011	—
Professional, legal fees and other adjustments	—	1,806

Corporate expense as adjusted	(6,837)	(8,376)

Continuing Operations
Operating income as reported	1,129	6,716
Total of all adjustments above	10,556	1,950

Operating income as adjusted	11,685	8,666
Interest expense, net	(2,019)	(2,702)

Income before taxes as adjusted	9,666	5,964
Income taxes*	(3,480)	(2,129)

Income from continuing operations as adjusted	$6,186	$3,835

Adjusted earnings per diluted share from continuing operations	$0.21	$0.12

*	Income taxes are calculated using the normalized effective tax rate for each year. The normalized rate used above is 36%.

Note on Reconciliation of Income and Earnings Data: Income from continuing operations as adjusted and adjusted earnings per diluted share from continuing operations are non-GAAP financial measures that Myers Industries, Inc. calculates according to the schedule above, using GAAP amounts from the unaudited Consolidated Financial Statements. The Company believes that the excluded items are not primarily related to core operational activities. The Company believes that income (loss) excluding items that are not primarily related to core operating activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) before taxes or other consolidated income data prepared in accordance with GAAP. The Company’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(Dollars in thousands)

	March 31, 2016	December 31, 2015
Assets
Current Assets
Cash	$5,601	$7,344
Restricted cash	8,627	8,627
Accounts receivable, net	85,339	77,633
Inventories	60,212	54,738
Other	4,823	5,966

Total Current Assets	164,602	154,308
Other Assets	136,602	143,710
Property, Plant, & Equipment, Net	128,403	130,773

Total Assets	$429,607	$428,791

Liabilities & Shareholders’ Equity
Current Liabilities
Accounts payable	$55,443	$71,310
Accrued expenses	39,239	45,502

Total Current Liabilities	94,682	116,812
Long-term debt, net	218,471	191,881
Other liabilities	10,836	12,354
Deferred income taxes	9,827	10,041
Total Shareholders’ Equity	95,791	97,703

Total Liabilities & Shareholders’ Equity	$429,607	$428,791

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Quarter Ended March 31,
	2016	2015
Cash Flows From Operating Activities
Net income (loss)	$(3,393)	$5,239
Income (loss) from discontinued operations, net of income taxes	(57)	2,617

Income (loss) from continuing operations	(3,336)	2,622
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used for) operating activities
Depreciation	6,000	6,489
Amortization	2,499	2,638
Non-cash stock compensation	1,282	966
Deferred taxes	(967)	(1,705)
Tax benefit from stock-based compensation	106	(214)
Impairment charges	8,545	—
Other	214	61
Payments on performance based compensation	(1,699)	(1,219)
Accrued interest income on note receivable	(301)	—
Other long-term liabilities	427	2,734
Cash flows provided by (used for) working capital
Accounts receivable	(6,766)	(5,840)
Inventories	(4,774)	(4,264)
Prepaid expenses and other assets	1,143	(569)
Accounts payable and accrued expenses	(13,690)	(19,617)

Net cash provided by (used for) operating activities - continuing operations	(11,317)	(17,918)
Net cash provided by (used for) operating activities - discontinued operations	—	(9,761)

Net cash provided by (used for) operating activities	(11,317)	(27,679)

Cash Flows From Investing Activities
Capital expenditures	(7,140)	(4,657)
Proceeds from sale of property, plant and equipment	6	15
Proceeds (payments) related to sale of business	(4,034)	69,787

Net cash provided by (used for) investing activities - continuing operations	(11,168)	65,145
Net cash provided by (used for) investing activities - discontinued operations	—	(581)

Net cash provided by (used for) investing activities	(11,168)	64,564

Cash Flows From Financing Activities
Net borrowing (repayments) on credit facility	24,999	(27,700)
Cash dividends paid	(4,079)	(4,184)
Proceeds from issuance of common stock	47	964
Tax benefit from stock-based compensation	(106)	214
Repurchase of common stock	—	(6,577)
Shares withheld for employee taxes on equity awards	(502)	(560)

Net cash provided by (used for) financing activities - continuing operations	20,359	(37,843)
Net cash provided by (used for) financing activities - discontinued operations	—	—

Net cash provided by (used for) financing activities	20,359	(37,843)

Foreign exchange rate effect on cash	383	2

Net increase (decrease) in cash	(1,743)	(956)
Cash at January 1	7,344	4,676

Cash at March 31	$5,601	$3,720